Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2011 SECOND-QUARTER FINANCIAL RESULTS

Second-Quarter Net Sales Improve 8.2% Year Over Year

Net Loss of $0.5 Million Due To $3.8 Million Reserve For Claim

Chicago, IL — December 9, 2010 — Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2011 second quarter ended October 30, 2010.

Second-Quarter Fiscal 2011

Methode’s second-quarter Fiscal 2011 net sales increased $8.1 million, or 8.2 percent, to $106.6 million from $98.5 million in the second quarter of Fiscal 2010.  Excluding the loss of sales to Delphi, which were $6.6 million, and planned lower legacy automotive products sales of $3.9 million in the second quarter of Fiscal 2010, sales in the 2011 period increased $18.6 million, or 21.1 percent.

In June 2006, the Company sold certain unsecured claims it had filed against Delphi in Delphi’s bankruptcy proceeding to Credit Suisse for $3.1 million pursuant to a Transfer Agreement. These claims were subsequently assigned by Credit Suisse to Blue Angel. On July 20, 2010, Blue Angel delivered a demand letter to the Company contending that under the terms of the Transfer Agreement, the unsecured claims had been objected to recently by the debtor in the Delphi bankruptcy proceeding, and therefore the Company owed Blue Angel $3.1 million plus interest. On October 25, 2010, Blue Angel filed a complaint seeking $3.1 million plus applicable interest as set out in the Transfer Agreement. While the Company believes that it has certain defenses to the complaint, during the second quarter of Fiscal 2011, an expense of $3.8 million was recorded for these unsecured claims sold to Blue Angel, which includes interest.

Net income decreased to a loss of $0.5 million, or $0.01 per share, in the Fiscal 2011 period compared to income of $2.1 million, or $0.6 per share, in the same period of Fiscal 2010. The decrease is primarily due to the Blue Angel expense of $3.8 million, currency exchange loss of $2.0 million, a negotiated program termination charge of $1.3 million, vendor supply issue costs of $0.6 million, customer cancellation charges of $0.4 million, additional costs related to environmental matters of $0.3 million, as well as

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higher sales and marketing expenses in North American and Asia, partially offset by no restructuring costs and higher net sales and gross profit in the second quarter of Fiscal 2011 compared to the second quarter of Fiscal 2010.

Methode recorded no restructuring charges during the Fiscal 2011 second quarter compared to restructuring charges of $3.2 million ($2.6 million after-tax), or $0.07 per share, during the Fiscal 2010 second quarter. Additionally, net income in the Fiscal 2010 second quarter benefitted by $1.7 million ($1.2 million after-tax), or $0.03 per share, relating to a one-time reversal of pricing contingencies. Excluding the Blue Angel expense and the negotiated program termination charge in the Fiscal 2011 second quarter, the restructuring charges and the reversal of one-time pricing contingencies in the Fiscal 2010 period, Methode’s net income was $4.6 million, or $0.12 per share, in the second quarter of Fiscal 2011 compared to $3.5 million, or $0.10 per share, in the same period of Fiscal 2010.

Consolidated gross margins (including other income) as a percentage of sales were 22.1 percent in both the Fiscal 2011 and Fiscal 2010 second quarters.  Gross margins (including other income) were negatively impacted by the loss of the Delphi business, the negotiated program termination charge, the one-time pricing contingency reversal in the second quarter of Fiscal 2010, additional costs related to environmental matters, the customer cancellation charge, additional cost due to vendor supply issues, but were offset by higher sales volumes, a favorable change in sales mix within the Interconnect segment and cost efficiencies from the Company’s Asian businesses, in the second quarter of fiscal 2011, as compared to the second quarter of fiscal 2010.

Selling and administrative expenses increased $4.8 million, or 29.3 percent, to $21.2 million in the Fiscal 2011 second quarter compared to $16.4 million in the prior-year second quarter due primarily to the Blue Angel expense and higher selling and marketing expenses in the North American and Asian Automotive segments as a result of higher sales, partially offset by lower legal expenses related to the Delphi patent and supply agreement litigation, as well as lower commission and professional fees in the Fiscal 2011 period compared to the Fiscal 2010 period.

In the second quarter of Fiscal 2011, income tax expense increased $0.6 million to $0.8 million compared to $0.2 million in the same period of Fiscal 2010. Taxes for both periods include taxes on foreign profits and non-Federal U.S. taxes.

Comparing the Automotive segment’s second quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales decreased 2.5 percent attributable to no net sales to Delphi compared to $6.6 million of sales to Delphi, and planned lower legacy automotive products sales of $3.9 million in the 2011 period. Excluding Delphi and legacy sales in both periods, net sales increased $9.1 million, or 19.9 percent.

•                  Excluding the loss of sales to Delphi, the planned transfer of business to China in the third quarter of Fiscal 2010 and the loss of legacy automotive products sales, North American sales increased 40.0 percent. Excluding the planned transfer of business to China in the third quarter of Fiscal 2010, Asian sales increased 63.1 percent.

•                  Gross margins (including other income) as a percentage of sales decreased to 19.7 percent from 23.1 percent due to the loss of higher margin sales to Delphi, the negotiated program termination charge, vendor supply issue costs, costs related to environmental matters,  and increased costs relating to new product development, partially offset by improved Asian gross margins.

•                  Income before income taxes decreased $5.5 million due to the Blue Angel unsecured claim, lower net sales and gross margins, increased costs for new product development, higher selling and marketing expenses and higher currency exchange costs offset by no restructuring charges and lower legal expenses.

Comparing the Interconnect segment’s second quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales increased 19.7 percent attributable to solid growth in the interface solutions and data solutions businesses. Net sales increased 17.8 percent, 41.3 percent and 3.0 percent in North America, Europe and Asia, respectively.

•                  Gross margins as a percentage of sales increased to 31.0 percent from 23.3 percent due primarily to higher sales volume and sales mix.

•                  Income before income taxes improved $5.0 million as a result of increased net sales and gross profit, no restructuring expense and lower overall commission expense.

Comparing the Power Products segment second quarter of Fiscal 2011 to the same period of Fiscal 2010,

•                  Net sales improved 27.7 percent driven by higher busbar demand in Asia and higher busbar, flexible cabling and heat sink product demand in North America.

•                  Gross margins as a percentage of sales decreased to 20.8 percent from 22.3 percent due to customer cancellation charges of $0.4 million, as well as higher costs related to new product development, partially offset by lower costs for Asian busbar and U.S. cabling products.

•                  Income before income taxes increased to $1.1 million due to higher net sales and gross margins, partially offset by customer cancellation charges.

Six-Month Period Fiscal 2011

For the six-month period ended October 30, 2010, net sales increased $16.6 million, or 8.8 percent, to $204.9 million from $188.3 million for the six months ended October 31, 2009. Excluding the loss of sales to Delphi, which were $14.1 million, and the planned lower legacy automotive product sales of $10.2 million in the first six months of Fiscal 2010, sales in the 2011 six-month period increased $40.9 million, or 24.9 percent.

Net income improved $1.5 million, or 71.4 percent, to $3.6 million, or $0.10 per share, in the Fiscal 2011 period compared to $2.1 million, or $0.06 per share, in the Fiscal 2010 period. Net income in the Fiscal 2011 period improved compared to the Fiscal 2010 period primarily due to higher net sales and gross margins, no restructuring expenses, and a gain from a life insurance policy, partially offset by the Blue Angel expense, the negotiated program termination charge, vendor supply issue costs, costs related to environmental matters, customer cancellation charges, higher development, selling and marketing expenses and higher tax expense in the first half of Fiscal 2011 compared to the first half of Fiscal 2010.

During the six-month period of Fiscal 2010, the Company recorded a restructuring charge of $6.8 million ($6.2 million after-tax), or $0.17 per share, and reversed one-time pricing contingencies of $1.7 million ($1.2 million after tax), or $0.03 per share. Excluding the Blue Angel expense, the negotiated program termination charge, and the gain on a life insurance policy in the Fiscal 2011 period, and the restructuring charges and the reversal of one-time pricing contingencies in the Fiscal 2010 period, Methode’s net income was $8.7 million, or $0.23 per share, in the first six months of Fiscal 2011 compared to $7.1 million, or $0.19 per share, in the first six months of Fiscal 2010.

Consolidated gross margins (including other income) as a percentage of sales were 21.4 percent in the Fiscal 2011 first six months compared to 22.4 percent in the Fiscal 2010 period. The decrease primarily relates to the loss of the Delphi business, the negotiated program termination charge, vendor supply issue costs, costs related to environmental matters, customer cancellation charges, partially offset by higher sales volumes, a favorable change in sales mix within the Interconnect segment and cost efficiencies from the Company’s Asian businesses in the first half of Fiscal 2011 compared to the first half of Fiscal 2010.

Selling and administrative expenses increased $5.2 million, or 16.1 percent, to $37.5 million for the six-month period of Fiscal 2011 compared to $32.3 million for the same period of Fiscal 2010 due primarily to the Blue Angel expense, higher selling and marketing expenses in the North American and Asian automotive businesses, partially offset by lower commissions and professional fees in the first half of Fiscal 2011 compared to the first half of Fiscal 2010.

Income tax expense increased $0.9 million to $1.4 million for the first six months of Fiscal 2011 compared to $0.5 million for the same period of Fiscal 2010. For both periods taxes include taxes on foreign profits and non-Federal U.S. taxes.

Comparing the six-month period of Fiscal 2011 to the same period of Fiscal 2010, Automotive segment

•                  Net sales decreased $3.3 million, or 3.1 percent, negatively impacted by lower sales to Delphi of $14.1 million and planned lower legacy automotive products sales of $10.2 million. Excluding Delphi and legacy automotive products sales in both periods, net sales increased $21.0 million, or 25.3 percent.

•                  Excluding the loss of sales to Delphi, the planned transfer of business to China in the third quarter of Fiscal 2010 and the loss of legacy automotive products sales, North American sales increased 7.4 percent. Excluding the planned transfer of business to China in the third quarter of Fiscal 2010, Asian sales increased 100.4 percent.

•                  Gross margins (including other income) as a percentage of sales were 19.5 percent compared to 22.1 percent due to the loss of higher margin sales to Delphi, the negotiated program termination charge, vendor supply issue costs, increased costs relating to new product development and lower engineering design fees, partially offset by improved Asian gross margins.

•                  Income before income taxes decreased $5.5 million due to the Blue Angel charge, lower sales and gross margins, higher selling and marketing expenses, increased development cost in North America and higher currency exchange costs, partially offset by no restructuring charges.

Comparing the six-month period of Fiscal 2011 to the same period of Fiscal 2010, Interconnect segment

•                  Net sales increased $15.9 million, or 28.8 percent, due to increased sales in the interface solutions and data solutions businesses. Net sales increased 31.3 percent, 40.4 percent and 3.4 percent in North American, Europe and Asia, respectively.

•                  Gross margins (including other income) as a percentage of sales increased to 29.1 percent from 24.3 percent also due mainly to higher sales volumes, as well as a change in sales mix.

•                  Income before income taxes increased to $9.5 million from $1.2 million due to increased net sales and gross profit, no restructuring expenses, and lower commissions.

Comparing the six-month period of Fiscal 2011 to the same period of Fiscal 2010, Power Products segment

•                  Net sales increased $3.0 million, or 14.6 percent, driven mainly by higher demand for busbar products in Asia, as well as the introduction of busbar products in Europe, which accounted for $1.2 million in net sales, offset by lower demand for busbar, flexible cabling and heat sink products in North America.

•                  Gross margins as a percentage of sales decreased to 20.3 percent from 21.8 percent attributable mainly to customer cancellation charges, as well as increased costs related to new product development, partially offset by lower costs in Asia.

•                  Income before income taxes increased $0.5 million, or 45.5 percent, due to higher net sales and gross profit, no restructuring charges, partially offset by customer cancellation charges and higher costs for U.S. busbar products, higher selling and administrative expenses and higher currency exchange costs.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode continued to post strong net sales in Fiscal 2011, which improved in the second quarter 8.2 percent year over year and 8.5 percent sequentially over the first quarter. This was led by improved sales in our Asian Automotive and Power Products segments, as well as in our North American and European Interconnect segments. Additionally, excluding Delphi and legacy automotive products sales, Automotive segment net sales increased nearly 20 percent in the second quarter of Fiscal 2011 over the same period last year.”

Mr. Duda concluded, “We are encouraged by our sales in the first-half of Fiscal 2011 and remain cautiously optimistic about our business outlook for the next few quarters as the global financial recovery continues. We expect the trends we saw in the first half of this fiscal year to continue through the second half.”

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through December 23 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 362067. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) dependence on the availability, price, and risk of substitution or counterfeit of components and raw materials; (5) ability to compete effectively; (6)

customary risks related to conducting global operations; (7) ability to keep pace with rapid technological changes; (8) ability to avoid design or manufacturing defects; (9) ability to protect our intellectual property; (10) ability to successfully benefit from acquisitions; (11) currency fluctuations; (12) unfavorable tax laws; and (13) the future trading price of our stock.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	October 30,	October 31,
	2010	2009

Net sales	$106,614	$98,496
Other income	1,102	1,072
Cost of products sold	84,073	77,784
Restructuring	(21)	3,156
Selling and administrative expenses	21,293	16,413
Income from operations	2,371	2,215
Interest expense, net	61	45
Other (income)/expense, net	2,032	(143)
Income before income taxes	278	2,313
Income tax expense	768	225
Net income/(loss)	(490)	2,088
Less: Net income attributable to noncontrolling interest	23	36
Net income/(loss) attributable to Methode Electronics, Inc.	$(513)	$2,052

Basic and diluted income/(loss) per common share	$(0.01)	$0.06

Average Number of Common Shares Outstanding:
Basic	37,058	36,644
Diluted	37,058	36,868

	Six Months Ended
	October 30,	October 31,
	2010	2009

Net sales	$204,899	$188,272
Other income	1,804	2,459
Cost of products sold	162,853	148,693
Restructuring	(21)	6,767
Selling and administrative expenses	37,650	32,286
Income from operations	6,221	2,985
Interest expense, net	88	147
Other expense, net	1,183	252
Income before income taxes	4,950	2,586
Income tax expense	1,410	511
Net income	3,540	2,075
Less: Net income/(loss) attributable to noncontrolling interest	(12)	42
Net income attributable to Methode Electronics, Inc.	$3,552	$2,033

Basic and diluted income per common share	$0.10	$0.06

Average Number of Common Shares Outstanding:
Basic	37,051	36,641
Diluted	37,282	36,823

Methode Electronics, Inc.

Financial Highlights

Summary Balance Sheets

(In thousands)

	October 30,	May 1,
	2010	2010
	(unaudited)
Cash	$77,192	$63,821
Accounts receivable - net	80,599	68,649
Inventories	34,726	29,760
Other current assets	23,059	22,366
Total Current Assets	215,576	184,596

Property, plant and equipment - net	61,517	61,876
Goodwill	12,096	12,096
Intangible assets - net	17,672	18,811
Other assets	33,503	33,444
Total Assets	$340,364	$310,823

Accounts payable	$36,265	$29,743
Other current liabilities	27,896	29,002
Short-term debt	18,009	—
Total Current Liabilities	82,170	58,745

Other liabilities	13,555	12,136
Total Methode Electronics, Inc. shareholders’ equity	241,222	236,754
Noncontrolling interest	3,417	3,188
Total shareholders’ equity	244,639	239,942
Total Liabilities and Shareholders’ Equity	$340,364	$310,823

Methode Electronics, Inc.

Financial Highlights

Summary Statements of Cash Flows

(In thousands)

	Six Months Ended
	October 30,	October 31,
	2010	2009
Operating Activities:
Net income	$3,540	$2,075
Provision for depreciation	6,647	10,118
Impairment of intangible assets	1,299	710
Amortization of intangible assets	1,139	1,123
Amortization of stock awards and stock options	541	507
Changes in operating assets and liabilities	(9,416)	1,044
Other	77	48
Net Cash Provided by Operating Activities	3,827	15,625

Investing Activities:
Purchases of property, plant and equipment	(5,605)	(5,821)
Acquisitions of businesses and technology	(750)	(181)
Proceeds from life insurance policies	1,515	—
Net Cash Used in Investing Activities	(4,840)	(6,002)

Financing Activities:
Proceeds from exercise of stock options	13	—
Dividends	(5,154)	(5,233)
Net borrowings	18,000	—
Net Cash Provided by/(Used in) Financing Activities	12,859	(5,233)

Effect of foreign exchange rate changes on cash	1,525	1,854

Increase in Cash and Cash Equivalents	13,371	6,244

Cash and Cash Equivalents at Beginning of Period	63,821	54,030

Cash and Cash Equivalents at End of Period	$77,192	$60,274

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